The information in this preliminary pricing supplement is not complete and may be changed.   This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and prospectus addendum do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 12, 2016

Preliminary Pricing Supplement (To the Prospectus dated July 19, 2013, the Prospectus Supplement dated July 19, 2013 and the Prospectus Addendum dated February 3, 2015)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-190038

$[•] Phoenix Autocallable Notes Due April 18, 2017 Linked to the Common Stock of United States Steel Corporation Global Medium-Term Notes, Series A

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	April 13, 2016
Issue Date:	April 18, 2016
Final Valuation Date:*	April 11, 2017
Maturity Date:*	April 18, 2017
Reference Asset:	The common stock of United States Steel Corporation (Bloomberg ticker symbol “X UN <Equity>”)
Contingent Coupon:

$16.66667 per $1,000 principal amount Note, which is 1.666667% of the principal amount per Note

If the Closing Price of the Reference Asset on any Observation Date is equal to or greater than the Coupon Barrier Price, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If the Closing Price of the Reference Asset on any Observation Date is less than the Coupon Barrier Price, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Observation Dates:*

The 13th day of each month during the term of the Notes (or, if such day is not a scheduled trading, the next following scheduled trading day), beginning in May 2016, provided that the final Observation Date will be the Final Valuation Date

Contingent Coupon Payment Dates:*

With respect to any Observation Date, the fifth  business day following the applicable Observation Date; provided that the Contingent Coupon Payment Date with respect to the Final Valuation Date will be the Maturity Date

Payment at Maturity:

If your Notes are not automatically called prior to maturity, you will receive on the Maturity Date (in each case, subject to our credit risk and in addition to any Contingent Coupon that may be payable on such date) a payment per $1,000 principal amount Note that you hold determined as follows:

¡                   If the Final Price is equal to or greater than the Barrier Price, you will receive a cash payment of $1,000 per $1,000 principal amount Note

¡                   If (a) the Final Price is less than the Barrier Price AND (b) we have not elected to exercise our physical settlement option, you will receive a cash payment per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

¡                   If (a) the Final Price is less than its Barrier Price AND (b) we have elected to exercise our physical settlement option, you will receive, per $1,000 principal amount Note, (i) an amount of shares equal to the Physical Delivery Amount and (ii) a cash payment equal to the Fractional Share Amount times the Final Price

If the Notes are not automatically called prior to maturity and if the Final Price is less than the Barrier Price, your Notes will be fully exposed to the negative performance of the Reference Asset. In such an event, if we elect to exercise our physical settlement option, the market value of the shares of the Reference Asset that you receive may be less than the amount of cash that you would have received had we not elected to exercise such option.  You may lose up to 100% of the principal amount of your Notes.

Any payment on the Notes, including any Contingent Coupons and any payment upon automatic call or at maturity, is not guaranteed by any third party and is subject to both the creditworthiness of the Issuer and to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.  See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this preliminary pricing supplement and “Risk Factors” in the accompanying prospectus addendum for more information.

Consent to U.K. Bail-in Power:

By acquiring the Notes, you acknowledge, agree to be bound by, and consent to the exercise of, any U.K. Bail-in Power.  See “Consent to U.K. Bail-in Power” on page PPS-1 of this preliminary pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC(3)
Per Note	$1,000	100%	3.00%	97.00%
Total	$[•]	$[•]	$[•]	$[•]

(1)          Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forego some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $970.00 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)          Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $920.00 and $945.70 per Note.  The estimated value is expected to be less than the initial issue price of the Notes.  See “Additional Information Regarding Our Estimated Value of the Notes” on page PPS-1 of this preliminary pricing supplement.

(3)          Barclays Capital Inc. will receive commissions from the Issuer of up to 3.00% of the principal amount of the Notes, or up to $30.00 per $1,000 principal amount. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks.  See “Risk Factors” beginning on page S-6 of the prospectus supplement and on page PA-1 of the prospectus addendum and “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete.   Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured or guaranteed by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Automatic Call:

If, on any Observation Date prior to the Final Valuation Date, beginning with the Observation Date scheduled to occur in July 2016 (the third Observation Date), the Closing Price of the Reference Asset is equal to or greater than the Initial Price, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the Redemption Price.  No further amounts will be payable under the Notes after the Call Settlement Date.

Call Settlement Dates:*	The Contingent Coupon Payment Date following the Observation Date on which an Automatic Call occurs
Coupon Barrier Price:	$[•], which is equal to 50.00% of the Initial Price, rounded to the nearest cent
Barrier Price:	$[•], which is equal to 50.00% of the Initial Price, rounded to the nearest cent
Initial Price:	$[•], the Closing Price of the Reference Asset on the Initial Valuation Date
Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date
Redemption Price:	$1,000 per $1,000 principal amount Note that you hold, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date
Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price
Closing Price:

With respect to the Reference Asset on any date, the official closing price per share of the Reference Asset on that date as displayed on Bloomberg Professional® service page “X UN <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable

Physical Settlement Option of the Issuer:

If (a) the Final Price is less than the Initial Price and (b) we elect to exercise our physical settlement option, you will receive on the Maturity Date an amount of shares of the Reference Asset equal to the Physical Delivery Amount (and, if applicable, a cash payment in respect of the Fractional Share Amount) as described above under “Payment at Maturity”

Physical Delivery Amount:	[•] shares, which is a number of shares of the Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number
Fractional Share Amount:	[•] shares, which is equal to the number of fractional shares of the Reference Asset resulting from dividing $1,000 by the Initial Price.
Calculation Agent:	Barclays Bank PLC
CUSIP/ISIN:	06741WBQ2 / US06741WBQ24

*                  Subject to postponement in the event of a Market Disruption Event as described under “Additional Terms of the Notes—Market Disruption Events” in this preliminary pricing supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated July 19, 2013, as supplemented by the prospectus supplement dated July 19, 2013 and the prospectus addendum dated February 3, 2015 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part.  This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and prospectus addendum, as the Notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•                  Prospectus dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295636/d570220df3asr.htm

•                  Prospectus Supplement dated July 19, 2013:

http://www.sec.gov/Archives/edgar/data/312070/000119312513295715/d570220d424b3.htm

•                  Prospectus Addendum dated February 3, 2015:

http://www.sec.gov/Archives/edgar/data/312070/000119312515031134/d864437d424b3.htm

Our SEC file number is 1-10257.  As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates.  Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market.  Our estimated value on the Initial Valuation Date is based on our internal funding rates.  Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes.  The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes.  We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes.  The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PPS-5 of this preliminary pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date.  We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Initial Valuation Date.  In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

CONSENT TO U.K. BAIL-IN POWER

Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity. Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power, which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority.

This is only a summary. For more information, please see “Selected Risk Considerations—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this preliminary pricing supplement and the full definition of “U.K. Bail-in Power” as well as the risk factors in the accompanying prospectus addendum.

PPS-1

SELECTED PURCHASE CONSIDERATIONS

The Notes are not suitable for all investors. The Notes may be a suitable investment for you if all of the following statements are true:

•                  You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You understand and accept the risk that you will not participate in any appreciation of the Reference Asset and that the positive return, if any, on your investment will be limited to the Contingent Coupons that may be payable on the Notes

•                  You are willing to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You do not anticipate that the price of the Reference Asset will fall below the Coupon Barrier Price on any Observation Date

•                  You are willing to accept the risks associated with an investment linked to the performance of the Reference Asset

•                  You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the Reference Asset, nor will you have any voting rights with respect to the issuer of the Reference Asset

•                  You are willing to accept the risk that the Notes may be automatically called prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield

•                  You do not seek an investment for which there will be an active secondary market and you are willing and able to hold the notes to maturity if we do not exercise our early redemption option

•                  You are willing to assume our credit risk for all payments on the Notes

•                  You are willing to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

The Notes may not be a suitable investment for you if any of the following statements are true:

•                  You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income

•                  You seek an investment the return on which is not limited to the Contingent Coupons that may be payable on the Notes

•                  You seek an investment that provides for the full repayment of principal at maturity and you are unwilling to accept the risk that you may lose some or all of the principal amount of your Notes

•                  You anticipate the price of the Reference Asset will decline during the term of the Notes such that the price of the Reference Asset is less than the Coupon Barrier Price on one or more Observation Dates and/or less than the Barrier Price on the Final Valuation Date

•                  You are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Asset

•                  You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the Reference Asset

•                  You are unwilling or unable to accept the risk that the Notes may be automatically called prior to scheduled maturity

•                  You seek an investment for which there will be an active secondary market or and/or you are unable or unwilling to hold the Notes to maturity if the Notes are not automatically called

•                  You are unwilling or unable to assume our credit risk for all payments on the Notes

•                  You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority

You must rely on your own evaluation of the merits of an investment in the Notes.  You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this preliminary pricing supplement, the prospectus supplement, the prospectus and the prospectus addendum. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the suitability of the Notes for investment.

ADDITIONAL TERMS OF THE NOTES

•                  Market Disruption Events—The Observation Dates, Contingent Coupon Payment Dates, any Call Settlement Date, the Maturity Date and the Reference Asset are subject to adjustment as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Notwithstanding anything to the contrary in the accompanying prospectus supplement, the Final Valuation Date may be postponed by up to five scheduled trading days due to the occurrence or continuance of a Market Disruption Event on such date.  In such a case, the Maturity Date will be postponed such that the number of business days from the Final Valuation Date to the Maturity Date remains the same.

•                  Adjustments to the Reference Asset and the Notes—The Reference Asset and the Notes are subject to adjustment under certain circumstances, as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

PPS-2

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE FOLLOWING AN AUTOMATIC CALL

The following examples demonstrate how the payment following an automatic call will be calculated under various circumstances. The “total return” as used in this preliminary pricing supplement is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000.  The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes.  The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Price: $100.00*

▪                  Coupon Barrier Price: $50.00 (50.00% of the hypothetical Initial Price set forth above)

▪                  Contingent Coupon: $16.66667 per $1,000 principal amount per Note

* The hypothetical Initial Price of $100.00 and the hypothetical Coupon Barrier Price of $50.00 have been chosen for illustrative purposes only and do not represent an actual likely Initial Price or Coupon Barrier Price for the Reference Asset.  The actual Initial Price will be equal to the Closing Price on the Initial Valuation Date and the actual Coupon Barrier Price will be 50.00% of the Initial Price.

For information about recent actual prices of the Reference Asset, please see “Information Regarding the Reference Asset” in this preliminary pricing supplement.

Example 1: The Notes are automatically called on the third Observation Date (the first Observation Date on which the Notes can be called).

Observation Date	Closing Price	Payment on Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	$105.00	$16.66667
2	$75.00	$16.66667
3	$102.00	$1,016.66667

Because the Closing Price of the Reference Asset is greater than the Initial Price on the third Observation Date (the first Observation Date on which the Notes may be called), the Notes are called on the related Call Settlement Date. On the Call Settlement Date, you will receive of the applicable Redemption Price of $1,016.66667 per $1,000 principal amount Note that you hold.

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 5.00%.

Example 2: The Notes are automatically called on the sixth Observation Date.

Observation Date	Closing Price	Payment on Contingent Coupon Payment Date (per $1,000 Principal Amount Note)
1	$45.00	$0.00
2	$49.00	$0.00
3	$55.00	$16.66667
4	$48.00	$0.00
5	$85.00	$16.66667
6	$103.00	$1,016.66667

Because the Closing Price of the Reference Asset is greater than the Initial Price on the sixth Observation Date, the Notes are called on the related Call Settlement Date. On the Call Settlement Date, you will receive of the applicable Redemption Price of $1,016.66667 per $1,000 principal amount Note that you hold.

The Notes will cease to be outstanding after the related Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 5.00%.

Example 2 above demonstrates that a Contingent Coupon will be payable with respect to an Observation Date only if the Closing Price of the Reference Asset on the relevant Observation Date is equal to or greater than the Coupon Barrier. If the Closing Price of the Reference Asset is below the Coupon Barrier Price on each Observation Date, you will not receive any Contingent Coupons during the term of your Notes.

PPS-3

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following examples demonstrate how the payment at maturity will be calculated under various circumstances. The numbers appearing in the following tables and examples have been rounded for ease of analysis.  The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪                  Hypothetical Initial Price: $17.33**

▪                  Coupon Barrier Price: $8.67 (50.00% of the hypothetical Initial Price set forth above)

▪                  Barrier Price: $8.67 (50.00% of the hypothetical Initial Price set forth above)

▪                  Physical Delivery Amount: 57 shares

▪                  Fractional Share Amount: 0.70340 shares

▪                  You hold your Notes to maturity and the Notes are NOT automatically called prior to maturity

** The hypothetical Initial Price, Coupon Barrier Price, Barrier Price, Physical Delivery Amount and Fractional Share Amount noted above were chosen for illustrative purposes only and are based on the Closing Price of the Reference Asset on April 11, 2016.  The actual Initial Price of the Reference Asset will be equal to the Closing Price on the Initial Valuation Date, and the actual Coupon Barrier Price, Barrier Price, Physical Delivery Amount and Fractional Share Amount will be calculated as set forth on the cover of this preliminary pricing supplement.

Final Price	Reference Asset Return	Payment at Maturity(1)
$26.00	50.00%	$1,000.00
$24.26	40.00%	$1,000.00
$22.53	30.00%	$1,000.00
$20.80	20.00%	$1,000.00
$19.06	10.00%	$1,000.00
$17.33	0.00%	$1,000.00
$15.60	-10.00%	$1,000.00
$13.86	-20.00%	$1,000.00
$12.13	-30.00%	$1,000.00
$10.40	-40.00%	$1,000.00
$8.67	-50.00%	$1,000.00
$6.93	-60.00%	$400.00(2)
$5.20	-70.00%	$300.00(2)
$3.47	-80.00%	$200.00(2)
$1.73	-90.00%	$100.00(2)
$0.00	-100.00%	$0.00(2)

(1) Per $1,000 principal amount Note, and excluding the final Contingent Coupon (if one is payable on the Maturity Date)

(2) Assumes that we do not elect to exercise our physical settlement option

Example 1: The price of the Reference Asset increases from an Initial Price of $17.33 to a Final Price of $20.80.

Because the Final Price of the Reference Asset is greater than the Initial price (and, accordingly, not less than the Barrier Price), you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 2: The price of the Reference Asset increases from an Initial Price of $17.33 to a Final Price of $12.13.

Because the Final Price of the Reference Asset is not less than the Barrier Price, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus the Contingent Coupon that will otherwise be payable on the Maturity Date).

Example 3: The price of the Reference Asset increases from an Initial Price of $17.33 to a Final Price of $6.93

Because the Final Price of the Reference Asset is less than the Barrier Price, if we do not elect to exercise our physical settlement option, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 x Reference Asset Return]

$1,000 + [$1,000 x -60.00%] = $400.00

If we do elect to exercise our physical settlement option, you will receive on the Maturity Date the Physical Delivery Amount of 57 shares of the Reference Asset plus $4.87 in cash (equal to the Fractional Share Amount times the Final Price).

Example 3 demonstrates that, if your Notes are not automatically called prior to maturity, and if the Final Price of the Reference Asset is less than the Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Reference Asset.

If your Notes are not automatically called prior to maturity, you may lose up to 100% of the principal amount of your Notes.

PPS-4

SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset.  These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement and prospectus addendum, including but not limited to the risk factors discussed under the following headings of the prospectus supplement (unless otherwise noted):

•                  “Risk Factors—Risks Relating to All Securities”;

•                  “Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”;

•                  “Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise)”;

•                  “Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•                  “Risk Factors—Under The Terms of the Notes, You Have Agreed To Be Bound By The Exercise of Any U.K. Bail-in Power By The Relevant U.K. Resolution Authority” (in the accompanying prospectus addendum).

In addition to the risks discussed above, you should consider the following:

•                  Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal.  If the Notes are not automatically called prior to maturity, and if the Final Price is less than the Barrier Price, your Notes will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price and you will lose some or all of the principal amount of your Notes.  You may lose up to 100% of the principal amount of your Notes.

•                  Potential Return Limited to the Contingent Coupons—The positive return on the Notes is limited to the Contingent Coupons, if any, that may be due during the term of the Notes.  You will not participate in any appreciation in the price of the Reference Asset. You will not receive more than the principal amount of your Notes upon an automatic call, plus the Contingent Coupon that will otherwise be payable on the Call Settlement Date. You will not receive more than the principal amount of your Notes at maturity (plus a Contingent Coupon if one is payable in respect of the Final Valuation Date) even if the Reference Asset Return is positive.

•                  Potential Early Exit—While the original term of the Notes is as indicated on the cover of this preliminary pricing supplement, the Notes will be automatically called if the Closing Price of the Reference Asset on any Observation Date prior to the Final Valuation Date (beginning with the third Observation Date) is equal to or greater than the Initial Price.  Accordingly, the term of the Notes may be as short as approximately three months.

The Redemption Price that you receive on a Call Settlement Date, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had you held your Notes to maturity. You may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No interest or call premium will accrue or be payable after the relevant Call Settlement Date.  The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold.

•                  If the Notes are Not Automatically Called Prior to Maturity, the Determination of Whether the Final Price is less than the Barrier Price is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—If the Notes are not automatically called, and if the Final Price is less than the Barrier Price, your investment in the Notes will be fully exposed to the negative performance of the Reference Asset from the Initial Price to the Final Price.  If the price of the Reference Asset drops precipitously on the Final Valuation Date, the payment that you receive at maturity on your Notes, if any, may be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop.

•                  Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price of the Reference Asset at Any Time Other than the Closing Price on the Applicable Observation Date—Whether or not the Notes are automatically called will be based solely on the Closing Price of the Reference Asset on each Observation Date in respect of which the Notes may be called.  Accordingly, if the price of the Reference Asset drops on any such Observation Date such that the Closing Price of the Reference Asset falls below the Initial Price, your Notes will not be called on the relevant Observation Date.

•                  Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party.  Any payment to be made on the Notes, including any Contingent Coupons and any payment upon automatic call or at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due.  In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•                  You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Under the U.K. Banking Act 2009, as recently amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power under certain conditions which, in summary, include that such authority determines that: (i) a relevant entity (such as the Issuer) is failing or is likely to fail, (ii) it is not reasonably likely that (ignoring the other stabilization powers under the U.K. Banking Act) any other action will be taken to avoid the entity’s failure, (iii) the exercise of the stabilization powers are

PPS-5

necessary taking into account certain public interest considerations such as the stability of the U.K. financial system, public confidence in the U.K. banking system and the protection of depositors and (iv) the objectives of the resolution measures would not be met to the same extent by the winding up of the entity.  Notwithstanding these conditions, there remains uncertainty regarding how the relevant U.K. resolution authority would assess these conditions in deciding whether to exercise any U.K. Bail-in Power.  The U.K. Bail-in Power includes any statutory write-down and conversion power which allows for the cancellation of all, or a portion, of any amounts payable on the Notes, including any repayment of principal and/or the conversion of all, or a portion, of any amounts payable on the Notes, including the repayment of principal, into shares or other securities or other obligations of ours or another person, including by means of a variation to the terms of the Notes. Accordingly, if any U.K. Bail-in Power is exercised you may lose all or a part of the value of your investment in the Notes or receive a different security, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise its authority to implement the U.K. Bail-in Power without providing any advance notice to the holders of the Notes.

By your acquisition of the Notes, you acknowledge, agree to be bound by, and consent to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture relating to the Notes) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. Accordingly, your rights as a holder of the Notes are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. Please see “Consent to U.K. Bail-in Power” in this preliminary pricing supplement and the risk factors in the accompanying prospectus addendum for more information.

•                  No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•                  Historical Performance of the Reference Asset Should Not Be Taken as Any Indication of the Future Performance of the Reference Asset Over the Term of the Notes—The price of the Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations.  The historical performance of the Reference Asset is not an indication of the future performance of the Reference Asset over the term of the Notes.  Therefore, the performance of the Reference Asset over the term of the Notes may bear no relation or resemblance to the historical performance of the Reference Asset.

•                  Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.  We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset.  We have not undertaken any independent review or due diligence of the issuer’s SEC filings or of any other publicly available information regarding the issuer.

•                 The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes.  The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•                 The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market— The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates.  Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market.  As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•                 The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market.  As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•                  The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and Maybe Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do).  The price at which you may

PPS-6

be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes.  Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes.  As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.

•                The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes.  The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

•                We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.  Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments.  We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes.  Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes.  Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes.  Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes.  We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

•                  Additional Potential Conflicts—In addition to the variety of roles that we and our affiliates play in connection with the issuance of the Notes described above, we also act as calculation agent and may enter into transactions to hedge our obligations under the Notes.  In performing these varied duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•                 Lack of Liquidity—The Notes will not be listed on any securities exchange.  Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice.  Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.  Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes.  The Notes are not designed to be short term trading instruments. Accordingly, you should be able and willing to hold you Notes to maturity.

•                  Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above.  As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that may exceed the Contingent Coupons (if any) that you receive on the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes should be treated as ordinary income.  Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts.  While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case (i) require you to accrue income in respect of the Notes even if you do not receive any payments with respect to the Notes until redemption or maturity and (ii) require you to accrue income in respect of the Notes in excess of any Contingent Coupons you receive on the Notes.  The outcome of this process is uncertain.  In addition, any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in

PPS-7

adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•                  Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o                the expected volatility of the Reference Asset;

o                the time to maturity of the Notes;

o                the dividend rate, if any, on the Reference Asset;

o                interest and yield rates in the market generally;

o                a variety of economic, financial, political, regulatory or judicial events;

o                supply and demand for the Notes; and

o                our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS-8

INFORMATION REGARDING THE REFERENCE ASSET

According to publicly available information, United States Steel Corporation (the “Company”)  operates as an integrated steel producer. The Company manufactures flat-rolled and tubular products with production operations in North America and Europe. The Company serves the automotive, appliance, container, industrial machinery, construction, and oil and gas industries. The Company’s common stock is listed on the New York Stock Exchange under the ticker symbol “X”.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”.  Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “‘40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information filed by the Company with the SEC under the Exchange Act can be located by reference to its SEC file number:  001-16811, or its CIK Code: 0001163302.

The summary information above regarding the Company comes from the Company’s SEC filings.  You are urged to refer to the SEC filings made by the Company and to other publicly available information (such as the Company’s annual report) to obtain an understanding of the Company’s business and financial prospects.  The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement.  We have not undertaken any independent review or due diligence of the Company’s SEC filings or any other publicly available information regarding the Company.

Historical Performance of the Reference Asset

The following table sets forth the high and low daily closing prices, as well as end-of-quarter Closing Prices, of the Reference Asset during the periods indicated below.  The graph below sets forth the historical performance of the Reference Asset based on daily Closing Prices from January 1, 2011 through April 11, 2016. These historical trading prices may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

We obtained the Closing Prices listed in the table below and show in the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

Period/Quarter Ended	Quarterly High	Quarterly Low	Quarterly Close
March 31, 2011	$63.64	$52.33	$53.94
June 30, 2011	$54.64	$41.07	$46.04
September 30, 2011	$46.91	$21.99	$22.01
December 31, 2011	$28.51	$20.19	$26.46
March 31, 2012	$32.25	$25.25	$29.37
June 30, 2012	$30.26	$17.89	$20.60
September 30, 2012	$23.42	$17.93	$19.07
December 31, 2012	$24.62	$18.88	$23.85
March 31, 2013	$25.89	$19.45	$19.50
June 30, 2013	$19.26	$16.18	$17.53
September 30, 2013	$21.17	$17.17	$20.59
December 31, 2013	$30.09	$20.94	$29.50
March 31, 2014	$30.28	$23.70	$27.61
June 30, 2014	$28.64	$22.73	$26.04
September 30, 2014	$46.00	$25.97	$39.17
December 31, 2014	$40.08	$26.19	$26.74
March 31, 2015	$26.59	$20.58	$24.40
June 30, 2015	$27.33	$20.62	$20.62
September 30, 2015	$21.39	$10.20	$10.42
December 31, 2015	$12.94	$7.09	$7.98
March 31, 2016	$16.46	$6.67	$16.05
April 11, 2016*	$17.33	$16.01	$17.33

* For the period beginning on April 1, 2016 and ending on April 11, 2016

PPS-9

Historical Performance of the Common Stock of United States Steel Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

PPS-10

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The material tax consequences of your investment in the Notes are summarized below.  The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.  Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).  In addition, this discussion does not apply to you if you purchase your Notes for less than the principal amount of the Notes.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below.  Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a contingent income-bearing derivative contract with respect to the Reference Asset.

If your Notes are properly treated as a contingent income-bearing derivative contract, you will likely be taxed on any Contingent Coupons you receive on the Notes as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.  In addition, you should recognize gain or loss upon the sale, redemption or maturity of your Notes (subject to the discussion below regarding the receipt of shares of the Reference Asset at maturity) in an amount equal to the difference (if any) between the amount you receive at such time and your tax basis in the Notes.  Except as described below, because the term of your Notes will not exceed one year, such gain or loss should generally be short-term capital gain or loss.  Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.  However, it is possible that you should recognize ordinary income upon the sale of your Notes to the extent of the portion of the sale proceeds that relates to accrued Contingent Coupons that you have not yet included in ordinary income.  Any character mismatch arising from your inclusion of ordinary income in respect of the Contingent Coupons and capital loss (if any) upon the sale, redemption or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.  Moreover, in the event you receive shares of the Reference Asset upon the maturity of the Notes, such loss may be deferred (as described in the following paragraph).

If you receive shares of the Reference Asset upon the maturity of your Notes, it is not clear whether the receipt of shares of the Reference Asset should be treated as (i) a taxable settlement of the Notes followed by a purchase of the shares or (ii) a tax-free purchase of the shares pursuant to the original terms of the Notes.  Accordingly, you should consult your tax advisor about the tax consequences to you of receiving shares of the Reference Asset upon the maturity of your Notes.  If the receipt of the shares is treated as a taxable settlement of the Notes followed by a purchase of the shares, you should (i) recognize capital loss in an amount equal to the difference between the fair market value of the shares you receive at such time plus the Fractional Share Amount, if any, and your tax basis in the Notes, and (ii) take a basis in such shares in an amount equal to their fair market value at such time.  If, alternatively, the receipt of shares of the Reference Asset upon the maturity of your Notes is treated as a tax-free purchase of the shares, (i) the receipt of shares of the Reference Asset upon maturity of your Notes should not give rise to the current recognition of loss at such time, (ii) you should take a carryover basis in such shares equal to the basis you had in your Notes (determined as described below, less the basis attributable to a fractional share, if any), and (iii) if you receive the Fractional Share Amount upon the stock settlement of such Notes, you should recognize short-term capital loss equal to the difference between the amount of cash you receive and your tax basis in the fractional share.  In general, your tax basis in your Notes will be equal to the price you paid for the Notes.  Your holding period in the shares you receive upon the maturity of your Notes will begin on the day after you receive such shares.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above.  This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN.  ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Alternative Treatments.  As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect.  Other alternative treatments for your Notes may also be possible under current law.  For example, it is possible that the Notes could be treated as a short-term contingent debt obligation.  However, no specific rules govern short-term contingent debt obligations, and accordingly you should consult your tax advisor regarding this alternative characterization of the Notes.

It is also possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Asset that is issued by you to us.  You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes and the Contingent Coupons to be paid on the Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—

PPS-11

Certain Notes Treated as Forward Contracts or Derivative Contracts” in the accompanying prospectus supplement.  You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.  For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

Non-U.S. Holders.  Barclays currently does not withhold on payments to non-U.S. holders in respect of instruments such as the Notes.  However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any Contingent Coupons at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding.  If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on any Contingent Coupons it pays to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.  Non-U.S. holders will also be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

The following replaces the discussion of Section 871(m) of the Internal Revenue Code in the accompanying prospectus supplement under “Certain U.S. Federal Income Tax Considerations—Tax Treatment of Non-U.S. Holders.”  The Treasury Department has issued regulations under Section 871(m) of the Internal Revenue Code which impose U.S. federal withholding tax on “dividend equivalent” payments made on certain financial instruments linked to U.S. corporations (which the regulations refer to as “specified ELIs”) that are owned by non-U.S. holders.  However, the regulations do not apply to “specified ELIs” issued prior to January 1, 2017; accordingly, non-U.S. holders of the Notes will not be subject to tax under Section 871(m) of the Internal Revenue Code.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS-12